Flexible Payment Variable Annuity
(Fee Based Account A)
Issued by The Northwestern Mutual Life Insurance Company through NML Variable Annuity Account A (the “ Separate Account”)
Summary Prospectus for New Investors
May 1, 2026
This Summary Prospectus summarizes key features of the individual flexible payment deferred variable annuity contract (the “Contract”) for Individual Retirement Annuities (“IRAs”), Roth IRAs, and Non-Tax Qualified Annuities and Non-Qualified Plans offered to purchasers who pay periodic fees based on assets in lieu of brokerage commissions as compensation for advisory services (Fee-Based Programs). The Contract provides for accumulation of Contract Value through variable and/or fixed options. Before you invest, you should also review the Prospectus for the Contract, which contains more information about the Contract’s features, benefits and risks. You can find this prospectus and other information about the Contract, including the annual and semi-annual reports for your underlying Portfolios , online at www.nmprospectus.com. You can also obtain this information at no cost by calling (866) 910-1232 or by sending an email request to vavldocrequest@northwesternmutual.com.

If you are a new investor in the Contract, you may cancel your Contract within 10 days of receiving it without paying fees or penalties.
In some states, this cancellation period may be longer. Depending on your state of issue, upon cancellation you will receive either a full refund of your Purchase Payment(s) or your Contract Value. You should review the prospectus, or consult with your financial representative, for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission's staff and is available at www.Investor.gov.
The Securities and Exchange Commission (“SEC”) has not approved or disapproved the Contract or passed upon the adequacy of this Summary Prospectus. Any representation to the contrary is a criminal offense.
Subject to the limitations discussed in the prospectus for the Contract, you may choose to invest amounts in up to 59 Divisions of the Separate Account as well as available fixed options under certain circumstances. Each Division of the Separate Account invests exclusively in shares of a single series of a Fund (i.e., an underlying Portfolio).
The Contract is sold exclusively through financial representatives of Northwestern Mutual’s affiliated broker-dealer, who charge an advisory fee for their investment advice or other services. Any advisory fee that is charged by your Investment Professional is in addition to the fees and expenses that apply to your Contract. If you elect to withdraw the advisory fee from your Contract Value, this withdrawal will reduce the death benefit, and may be subject to federal and state income taxes and a 10% federal penalty tax.

90-2317 (0526)

Glossary of Special Terms
Unless otherwise specified in this prospectus, the words “Northwestern Mutual,” “we,” “us,” “our,” and “Company” mean The Northwestern Mutual Life Insurance Company. The words “you” and “your,” unless otherwise specified, mean the Contract Owner. We use a number of special terms in this summary prospectus, including the following:
Accumulation Unit—An accounting unit of measure representing the Contract Value, before the date on which Annuity Payments begin, in one or more Divisions of the Separate Account. The related term “Accumulation Unit Value” (“AUV”) means the value of a particular Accumulation Unit at a particular time and is analogous to, but not the same as, the share price of a mutual fund.
Annuitant—The person upon whose life the Contract is issued and Contract benefits depend. The Primary Annuitant is the person upon whose life the Contract is initially issued. The Contingent Annuitant is the person who becomes the Annuitant upon the death of the Primary Annuitant. If the Contract is annuitized under a single life income plan, there will be one Annuitant. If the Contract is annuitized under a joint life income plan, there will be two Joint Annuitants.
Annuity Payments—Money we pay under a variable income plan or a fixed income plan during the annuitization phase of the Contract.
Annuity Unit—An accounting unit of measure representing the actuarial value of a variable income plan’s interest in a Division of the Separate Account after Annuity Payments begin.
Beneficiary— A person who receives payments under the Contract pursuant to an Income Plan or upon the death of the Annuitant before the Maturity Date provided that the Annuitant was an Owner of the Contract at the time of death.
Company—The Northwestern Mutual Life Insurance Company
Contract—The agreement between you and us described in this variable annuity prospectus. During the accumulation period of the Contract, you may invest money under your Contract and any earnings on your investment will accumulate on a tax-deferred basis. During the annuitization period, you receive periodic payments based largely on the amounts you accumulate, all or a portion of which will be taxable as ordinary income.
Contract Value—The value of your Contract on any Valuation Date is the sum of: (1) the value of your amounts held in the Divisions of the Separate Account on that Valuation Date; and (2) the sum of your amounts allocated to the Guaranteed Account(s), plus credited interest; less (3) any applicable fees and amounts withdrawn or transferred from any Guaranteed Account(s).
Division—A sub-account of the Separate Account, the assets of which are invested exclusively in the shares of one of the Portfolios of the underlying Funds.
Fund—A Fund is registered under the Investment Company Act of 1940 (the “1940 Act”) as an open-end management investment company or as a unit investment trust, or is not required to be registered under the 1940 Act. A Fund is available as an investment option under the Contract. The assets of each of the Divisions of the Separate Account are used to purchase shares of the corresponding Portfolio of a Fund.
General Account—All assets of the Company, other than those held in the Separate Account or in other separate accounts that have been or may be established by the Company.
Guaranteed Interest Fund—A fixed investment option under the Contract, supported by the assets held in the Company’s General Account, that has a one-year term.
Income Plan—An optional method of receiving the death benefit, maturity benefit, surrender proceeds or withdrawal proceeds of an insurance policy or annuity contract generally through a series of periodic payments. An Income Plan may also be known as a “payment plan.”
Investment Professional—Someone you select to provide you with brokerage service or investment advice with respect to amounts you invest under your Contract who either is registered as a broker-dealer under the Securities Exchange Act of 1934 or as an investment adviser under the Investment Advisers Act of 1940 directly (or by association with another person), or who provides such service or advice under an exemption from the Investment Advisers Act of 1940.
Maturity Date—The date, stated on the specifications page of the Contract, on which Purchase Payments must cease and Annuity Payments become payable. The maximum Maturity Date is stated on the specifications page of the Contract and may not be changed.
Northwestern Mutual—The Northwestern Mutual Life Insurance Company
Owner—The person with the sole right to exercise all rights and privileges under the Contract, except as the Contract otherwise provides.
Account A (Fee Based) Prospectus

Portfolio—A series of a Fund available for investment under the Contract which corresponds to a particular Division of the Separate Account.
Prospectus—The full statutory prospectus for the Contract.
Purchase Payments—Money you give us to apply to your Contract. The related term “Net Purchase Payment” refers to Purchase Payments after all applicable deductions.
Required Minimum Distribution (“RMD”)—A minimum amount that the federal tax law generally requires be withdrawn from certain tax-qualified annuities each year.
Separate Account—The account the Company has established pursuant to Wisconsin law for those assets that, although belonging to the Company, are reserved for you and other owners of variable annuity contracts supported by the Separate Account.
Summary Prospectus—The summary version of the Contract, which summarizes key information found in the Prospectus for the Contract.
Valuation Date—Any day on which the New York Stock Exchange (“NYSE”) is open for trading and any other day we are required under the 1940 Act to value assets of a Division of the Separate Account.
Account A (Fee Based) Prospectus

Overview of the Contract
The Contract is an individual flexible payment variable annuity contract, the purpose of which is primarily to provide for the accumulation of value through variable or fixed investment options, through allocations to a variety of Portfolios and/or fixed account options, and payment of annuity benefits on a fixed or variable basis. The Contract is sold for use under a variety of tax-qualified and nontax-qualified plans and may be appropriate if you have a long-term investment horizon. It is not intended for short-term investment and is therefore not appropriate for people who may need to make early or frequent withdrawals or who intend to engage in frequent trading.
During the years when funds may be paid into your Contract , known as the accumulation (savings) phase, the earnings accumulate on a tax-deferred basis. The annuitization (income) period begins when you start receiving a stream of periodic annuity payments under your Contract that begin on the date you select, and all or a portion of such payments will be taxed as ordinary income. Once you annuitize your Contract , your withdrawal rights will depend on the income plan selected. The amount you accumulate under your Contract, including the results of investment performance of your Divisions and interest earned under the fixed options will determine the amount of your monthly Annuity Payments. The Contract offers 59 Portfolios in which the Divisions invest and one fixed account investment option. A list of the investment options available under the Contract is provided at the back of this Prospectus (see “Appendix A: Investment Options Available Under the Contract ).
In addition to the Divisions which vary with the investment experience of the underlying Portfolios, the Contract offers a fixed option ( Guaranteed Interest Fund or GIF) that credits interest at a declared rate.
Below are other features and options that the Contract offers.
●
Accessing your money. During the accumulation phase, you may make a withdrawal of your Contract Value or surrender the Contract by submitting a request in writing or by telephone, subject to our administrative procedures.
●
Deduction of Advisory Fee. We will allow you to deduct advisory fees due to your Investment Professional from Contract Value. We limit the gross annual advisory fee to 2.15% of Contract Value. If you elect to withdraw the advisory fee from your Contract Value, this withdrawal will reduce the death benefit, and may be subject to federal and state income taxes and a 10% federal penalty tax.
●
Tax treatment. You may transfer Contract Value among the Divisions and the fixed options without tax implications, and earnings (if any) on your investments are generally tax-deferred. You are taxed only when (1) you make a withdrawal or surrender; (2) you receive Annuity Payments under the Contract; or (3) upon payment of the death benefit.
●
Standard Death Benefit. Your Contract includes a death benefit that will pay your designated beneficiaries (1) the Contract Value if an Annuitant dies before the Contract Maturity Date and on or after his or her 75th birthday, or (2) the greater of the Contract Value or Purchase Payments less any adjustment for each withdrawal if an Annuitant dies before the Contract Maturity Date and before his or her 75th birthday. If an Annuitant dies after the Contract Maturity Date or any time after Annuity Payments begin, no death benefit is payable. The Contract has an Enhanced Death Benefit option available for an additional charge.
●
Additional Features and Services. We make certain additional services available under the Contract at no additional charge:
The Automatic Dollar Cost Averaging Plan allows you to transfer a set amount from the Government Money Market Division to other Divisions on a regular schedule. The Portfolio Rebalancing feature automatically rebalances your Contract Value among your selected Divisions in order to restore your allocation to the original level. You may participate only in one of the Automatic Dollar Cost Averaging Plan and Portfolio Rebalancing feature at a time. We also allow automatic transfers or sweeps of interest from the GIF to any combination of the Divisions monthly, quarterly, semi-annually or annually. We do not charge for participation in these features.
The Systematic Withdrawal Plan allows you to set up automatic monthly withdrawals from your Contract Value. We will take any withdrawal under this plan proportionally from your Contract Value in your selected investment options or the investment options you designate subject to certain conditions. We do not charge for participation in this feature.
Account A (Fee Based) Prospectus

Important Information You Should Consider About the Contract
	FEES, EXPENSES, AND ADJUSTMENTS			Cross-Reference(s) to Location in Prospectus
Are There Charges or Adjustments for Early Withdrawals?	No. If you withdraw amounts or surrender your Contract, you will not be assessed a surrender charge.			Fee and Expense Tables – Contract Fees and Expenses
Are There Transaction Charges?	Yes. You may be charged for other transactions, such as tax-related charges, as well as charges for expedited delivery or wire transfers.			Charges
Are There Ongoing Fees and Expenses?
Yes. The table below describes the fees and expenses that you may pay each year, depending on the Investment Options and optional benefits you choose.
The fees and expenses do not reflect any advisory fees paid to your Investment
Professional from Contract Value or other assets of the owner. If such charges were reflected, the fees and expenses would be higher. Please refer to your
Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.
Fee and Expense Tables – Contract Fees and Expenses, Range of Annual Portfolio Operating Expenses, and Examples
	Annual Fee	Minimum	Maximum
	Base Contract	0.32%[1]	0.32%[1]
	Investment Options (Portfolio company fees and expenses)	0.14%[2]	2.50%[2]
	Optional Benefits Available for an Additional Charge (for single optional benefit if elected)	0.10%[3]	0.40%[3]
1 As a percentage of average total net assets attributable to the Contract for the fiscal year ended December 31, 2025. [2] As a percentage of Portfolio assets. [3] As a percentage of the entire benefit.
Account A (Fee Based) Prospectus

	FEES, EXPENSES, AND ADJUSTMENTS		Cross-Reference(s) to Location in Prospectus

Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the Contract, which could add surrender charges that substantially increase costs. Although your actual costs may be higher or lower than those shown below, based on these assumptions, your costs would be as follows:

	LOWEST ANNUAL COST $440[1]	HIGHEST ANNUAL COST $3,765[1]
Assumes:
●Investment of $100,000
●5% annual appreciation
●Least expensive combination of Contract
Classes and Portfolio fees and expenses
●No optional benefits
●No sales charges or advisory fees
●No additional Purchase Payments,
transfers or withdrawals

Assumes:
●Investment of $100,000
●5% annual appreciation
●Most expensive combination
of Contract Classes and
Portfolio fees and expenses
●No sales charges or advisory
fees
●No additional Purchase
Payments, transfers or
withdrawals

[1] The lowest and highest dollar amount of fees that would be assessed, based on the assumptions described in the tabular presentation above, for each of the first 10 Contract years.
RISKS
Is There a Risk of Loss from Poor Performance?	Yes. You can lose money by investing in the Contract.		The Investment Options
Is this a Short-Term Investment?
No. The Contract is not a short-term investment and is not appropriate for you if you need ready access to cash. It is intended for retirement and long-term savings. Your Contract Value will be reduced if you withdraw money and withdrawals may be subject to income taxes and tax penalties or other unfavorable treatment.
The Investment Options – Fixed Options The Contract – Generally
What Are the Risks Associated with the Investment Options?
Investment in the Contract is subject to the risk of poor investment performance and can vary depending on the performance of the investment options ( Portfolios) and fixed account options you choose. Each Portfolio
(including any fixed account investment options) will have its own unique risks.
You should review these investment options before making an investment decision.

The Investment Options
What Are the Risks Related to the Insurance Company?
Investment in the Contract is subject to the risks related to the Insurance
Company ( Northwestern Mutual), and any obligations (including under any fixed account investment options), guarantees, or benefits are subject to the claims-paying ability of Northwestern Mutual. More information about
Northwestern Mutual, including its financial strength ratings, is available upon request by calling (888) 455-2232.
The Company
Account A (Fee Based) Prospectus

	RESTRICTIONS	Cross-Reference(s) to Location in Prospectus
Are There Restrictions on the Investment Options?
Yes. Transfer requests involving the fixed account options are subject to special restrictions, including individual state law restrictions as to availability or amounts. These options are available only during the accumulation phase of your Contract and after your initial investment may be subject to limits on additional amounts, including minimum required investments or maximum limits on total amounts. Transfers out of these fixed options are also subject to specific limitations.

Transfers among Divisions are subject to the Contract’s short-term and excessive trading policies.

Under certain circumstances Northwestern Mutual reserves the right to remove a Portfolio or substitute another Portfolio for such Portfolio.

The Investment
Options – Fixed
Options and The
Contract –Purchase
Payments Under the
Contract
(Guaranteed
Account Investment
Minimums and
Maximums)
The Investment
Options (Short Term
and Excessive
Trading)
Contract Owner
Services
(Substitution of
Portfolio Shares and
Other Changes)

Are There Any Restrictions on Contract Benefits?
Yes. Optional benefits may be subject to additional charges that may vary by issue age, are not available for all issue ages, must be elected at issue and cannot be added once it is removed or expires.

If you elect to withdraw the advisory fee from your Contract Value, the withdrawal will reduce the death benefit and may be subject to federal and state income taxes and a 10% federal penalty tax.
The Contract – Death Benefit (Enhanced Death Benefit Examples)
TAXES
What Are the Contract’s Tax Implications?
You should consult with a tax professional to determine the tax implications of an investment in, and payments received under, the Contract. There is no additional tax benefit if the Contract is purchased through a tax-qualified plan or individual retirement account (IRA). Withdrawals (and some distributions)
will generally be subject to ordinary income tax rates, and may be subject to penalties.
Federal Income Taxes
CONFLICTS OF INTEREST
How Are Investment Professionals Compensated?
The Contract is sold exclusively through financial representatives of
Northwestern Mutual’s affiliated broker-dealer, who are compensated with a portion of the asset-based fee paid by the client, and Northwestern Mutual may share revenue it earns on the Contract with its affiliated broker-dealer.
These financial representatives may have a financial incentive to offer or recommend the Contract over other investments.
Additional Information –The Distributor
Should I Exchange My Contract?
Some financial representatives may have a financial incentive to offer a new contract in place of the one you already own. You should only exchange an existing contract if you determine, after comparing the features, fees and risks of both contracts, and any fees or penalties to terminate the existing contract, that it is preferable to purchase the new Contract rather than continue to own an existing contract.
Additional Information –The Distributor
Benefits Available Under the Contract
The following table summarizes information about a variety of standard and optional benefits available under the Contract. If applicable, information about the fees associated with a benefit included in the table may be found in the Fees and Expense Tables.

Account A (Fee Based) Prospectus

Name of Benefit	Purpose	Is Benefit Standard or Optional	Maximum Fee	Brief Description of Limitations/ Restrictions
Standard Death Benefit	The Contract provides a death benefit to be paid under a lump sum, fixed or variable income plans or continued in force as a new contract for the payee(s)	Standard	No Charge
●Only payable if the Annuitant dies
before the Maturity Date
●Income Plans have their own
payout benefit rules at death (see
below)
●Is reduced proportionately for
withdrawals, including withdrawals
from Contract Value to cover the
advisory fee.
●If payee elects to continue the
contract in force, additional
restrictions may apply

Enhanced Death Benefit	An optional enhanced death benefit is available that allows the Owner to annually “lock in” certain increases in Contract Value	Optional	0.40%[1]
●Not available for all issue ages and
enhanced death benefit
adjustments are limited by the
primary Annuitant’s age
●Must be elected at issue
●Cannot be added once terminated
●There is a charge for this benefit
●Is reduced proportionately for
withdrawals, including withdrawals
from Contract Value to cover the
advisory fee

Income Plans	Annuity Payments and death benefit payments are payable under various income plans on a variable or fixed basis	Standard	No charge[2]
●Plans for Annuity Payments for a
specified period are not available
for Contracts issued after
May 1, 2013
●Variable Income Plans are subject
to some Contract charges (as well
as expenses of the underlying
Portfolios ) and are subject to
market risk
●Fixed income plans are funded
through withdrawals from the
Separate Account
●Transfers between Income Plans
are only allowed under limited
circumstances

Automatic Dollar Cost Averaging	On a periodic basis, automatically transfers a specific amount from the Government Money Market Division into other Divisions you selected	Standard	No charge	●Cannot use with portfolio rebalancing
Systematic Withdrawal Plan	Allows for monthly payments drawn from your investment options during the accumulation phase either proportionately from your investment options or from specific investment options	Standard	No charge	●Proportionate deductions may be limited for amounts in the Guaranteed Interest Fund ●Taxes or penalties may apply
Portfolio Rebalancing	Automatically rebalances the Divisions you select (either monthly, quarterly, semi- annually or annually) to maintain your chosen mix of Divisions	Standard	No charge	●Ordinarily ends upon transfers from applicable Divisions ●Cannot use with dollar cost averaging
Interest Sweeps	Automatically transfers interest from the GIF to any combination of Divisions	Standard	No charge	●Minimum Contract Value required for eligibility

Account A (Fee Based) Prospectus

1
The annual charge for the Optional Enhanced Death Benefit is expressed as a percentage of the entire benefit and varies by issue age.
2
Variable income plans continue to be assessed Base Contract Charges.
Buying the Contract
You may make Purchase Payments monthly, quarterly, semiannually, annually, or on any other frequency acceptable to us. The minimum initial Purchase Payment is $50,000. The minimum amount for each subsequent Purchase Payment is $25, although we may accept lower amounts in certain circumstances. We will accept larger Purchase Payments than the minimums, but total Purchase Payments under any Contract may not exceed $5,000,000 without our consent. Purchase Payments may not exceed the applicable federal income tax limits. In certain situations, we may, in our discretion, reduce or waive our minimum purchase payment requirements. When initial Purchase Payments representing proceeds from rollovers or annuity exchanges are determined to satisfy the Contract minimum based on values at the time you sign your application, but the amount subsequently received by us is less than the required minimum due to market value fluctuations and sales or administrative fees charged in connection with the rollover or exchange, we may reduce the required minimum by the sum of any such depreciation and fees. The amount of minimum Purchase Payments may also be reduced in light of certain other requirements of Fee-Based Programs.
We credit Net Purchase Payments to the variable and/or fixed investment options as you direct. Initial Net Purchase Payments allocated to a Division will be priced at the Accumulation Unit Value determined no later than two Valuation Dates after we receive at our Home Office or a lockbox facility we have designated both your initial Purchase Payment and your application in good order. “Good order” means that the application is complete and accurate and all applicable requirements are satisfied. If your application is not in good order, we may take up to five Valuation Dates to resolve the problem. If we are unable to resolve the problem within that time, we will notify you in writing of the reasons for the delay. If you revoke the consent given with your application to hold your initial Purchase Payment pending resolution of the problem, we will return your payment. Otherwise, the number of Accumulation Units you receive for your initial Net Purchase Payment will be determined based upon the valuation of the assets of that Division we make not later than two Valuation Dates following the date on which the problem is resolved and your application is put into good order. Subsequent Net Purchase Payments will be priced based on the next determined Accumulation Unit Value after the payment is received in good order either at the Home Office or a lockbox facility we have designated.
We deem receipt of a Purchase Payment to occur on a given Valuation Date if receipt occurs before the close of trading on the NYSE (typically, 4:00 p.m. Eastern Time). If receipt occurs on or after the close of trading on the NYSE, we deem receipt to occur on the following Valuation Date. We determine the value of an Accumulation Unit by multiplying the value on the immediately preceding valuation date by the net investment factor for the Division. The net investment factor takes into account the investment experience of the Portfolio and the deduction for any applicable taxes or charges.
Making Withdrawals: Accessing Money in Your Contract
Contract Owners may withdraw some or all of the Accumulation Unit Value of their Contract at any time before the Maturity Date. We may require that a Contract Value of at least $2,000 remain after a partial withdrawal. You may instruct us how to allocate your partial withdrawal request among your investments in the Divisions and Guaranteed Interest Fund. If no direction is received, your withdrawal will be deducted proportionately from each of your investments.
Withdrawals may also be made after the Maturity Date . If Annuity Payments are being made under variable income plan 1 (Period Certain), the payee may surrender the Contract and receive the value of the Annuity Units credited to his or her Contract. If Annuity Payments are being made under variable income plan 2 (Single Life Income with or without Period Certain) and the payee dies during the Period Certain (or if both payees die during the period certain of variable income plan 3 (Joint and Survivor Life Income with Period Certain)), the Beneficiary may surrender the Contract and receive the withdrawal value of the unpaid payments for the Period Certain. The withdrawal value is based on the Annuity Unit value on the withdrawal date, with the unpaid payments discounted at the Assumed Investment Rate.
We process withdrawal requests at the Accumulation Unit Value next determined only after our receipt of your request in good order, which includes satisfaction of all our administrative requirements. Subject to our administrative procedures and our approval, you may request that a withdrawal be processed (or that an Income Plan start) on a future date you specify.
Account A (Fee Based) Prospectus

Otherwise, we will pay the amount of any withdrawal from the Separate Account within at least seven days after we receive the request in good order unless the suspension of payments or transfers provision is in effect or if required by government regulators. Withdrawals reduce your Contract Value and may be subject to unfavorable tax consequences.
Withdrawals are not subject to a surrender charge, including withdrawals of your advisory fee from Contract Value. If you elect to have your advisory fee withdrawn from Contract Value, the withdrawal of your advisory fee will result in the cancellation of Accumulation Units. The withdrawal will have the same tax effect and effect on Contract benefits as any other withdrawal you make from your Contract. For each withdrawal, including withdrawals of your advisory fee from Contract Value, the death benefit and optional enhanced death benefit is reduced proportionally by the percentage of the Contract Value withdrawn. (See "Benefits Available Under the Contract.") This method of calculating reductions could reduce the relevant values significantly, and by substantially more than the actual amount of the withdrawal. The withdrawal may be subject to federal and state income taxes and a 10% federal penalty tax if withdrawals are made before age 59 1/2. (See "Benefits Available Under the Contract.") Given the significant effect such reductions could have on your Contract benefits, you should discuss the impact of withdrawing advisory fees from Contract Value with your Investment Professional prior to making any election.
If mandated under applicable law, we may be required to block an Owner’s account and thereby refuse to pay any requests for transfer, partial withdrawal, surrender or death benefits, until instructions are received from the appropriate regulator. We may also be required to provide additional information about an Owner and an Owner’s account to government regulators.
Account A (Fee Based) Prospectus

Additional Information About Fees
Contract Fees and Expenses
The following tables describe the fees, expenses, and adjustments that you will pay when buying, owning, and surrendering or making withdrawals from an Investment Option or the Contract. They do not include any advisory fee your Investment Professional may withdraw from Contract Value for his or her services. The fees and expenses do not reflect any advisory fees paid to your Investment Professional from Contract Value or other assets of the owner. If such charges would be reflected, your fees and expenses would be higher. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have selected.
The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender, or make withdrawals from an Investment Option or from the Contract, or transfer Contract Value between Investment Options. These tables do not include any charge for state premium tax deductions, which we do not charge for at present, but we reserve the right to do so.

Transaction Expenses	Maximum Fee	Current Fee
Sales Load (as a percentage of Purchase Payments )	N/A	N/A
Maximum Withdrawal Charge for Sales Expenses	N/A	N/A
Transfer Fee	N/A	N/A
Expedited Delivery Charges[1]	$17	$17
Wire Transfer Fee[2]	$15	$15
The next table describes the fees and expenses that you will pay each year during the time that you own the Contract (not including Portfolio company fees and expenses).
If you choose to purchase an optional benefit, you will pay additional charges as shown below.
Annual Contract Expenses	Maximum Fee	Current Fee
Administrative Expenses[3]	$30	$30
Base Contract Expenses (as a percentage of Separate Account assets)[4]	0.75%	0.30%
Optional Enhanced Death Benefit Expenses (as a percentage of the entire benefit)[5]	0.40%	0.10%

1
For express mail delivery with signature required; the express mail delivery charge without signature is $15.
2
We also charge $15 for wire transfers in connection with withdrawals.
3
We are currently waiving the Annual Contract Fee if Purchase Payments less withdrawals equal or exceed $25,000. We reserve the right to change this practice in the future. We will give at least 30 days notice.
4
We reserve the right to increase the current base contract charges to a maximum annual rate of 0.75%. The expense numbers shown in the tables reflect the maximum base contract charges. The Contracts may provide for charges for transfers between the Divisions of the Separate Account and for premium taxes, but we are not presently assessing such charges.
5
The maximum charge is for issue age (i.e., the age nearest the primary Annuitant’s birthday at the time the application is approved) 56-65. The charge is 0.10% for issue age 45 or less and 0.20% for issue age 46-55. The “entire” enhanced death benefit on any Valuation Date equals the greatest of (i) the Contract Value on that Valuation Date, (ii) the amount of Purchase Payments made under the Contract (adjusted for any withdrawals), or (iii) the EDB on the most recent Contract anniversary date prior to the primary Annuitant’s 80th birthday, increased by any Purchase Payments we received since that Contract anniversary and decreased by the percentage of Contract Value withdrawn since that Contract anniversary. The EDB is available only at the time the Contract is issued. At the time of issue, the value of the EDB would be equal to the greater of the initial Purchase Payment or the Contract Value.
Annual Portfolio Operating Expenses
The table below shows the minimum and maximum total operating expenses of the Portfolios that you may pay periodically during the time that you own the Contract. Expenses shown may change over time and may be higher or lower in the future. A complete list of the Portfolios available under the Contract, including their annual expenses, may be found at the back of this document (i.e., Appendix A: Investment Options Available Under the Contract).
	Minimum	Maximum
Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets, including management fees, distribution (12b-1) fees, and other expenses as a percentage of average Portfolio assets)	0.14%	2.50%
Annual Portfolio Operating Expenses After Contractual Fee Waiver or Reimbursement*	0.14%	2.45%
Account A (Fee Based) Prospectus

*
The “Annual Portfolio Operating Expenses After Contractual Fee Waiver or Reimbursement” line in the above table shows the minimum and maximum fees and expenses as of December 31, 2025 charged by all of the Portfolios after taking into account contractual fee waiver or reimbursement arrangements in place. Those contractual arrangements are designed to reduce total Annual Portfolio Operating Expenses and will continue for at least one year from the date of this prospectus.
For more information about voluntary fee waivers that may be in place, see the “Charges” section.
Example1
The following Example is intended to help you compare the cost of investing in the Variable Options with the cost of investing in other annuity contracts that offer variable options. These costs include Contract Owner transaction expenses, annual Contract expenses, and the expenses of the underlying Portfolios. The Example does not include any advisory fee your Investment Professional may withdraw from Contract Value for his or her services. If such charges would be reflected, your fees and expenses would be higher. Because we impose no charges upon surrender or annuitization, your costs will be the same whether you continue to own, surrender, or annuitize the Contract at the end of the period shown.
The Example assumes all Contract value is allocated to the Variable Options. Your costs could differ from those shown below if you invest in Fixed Options.
The Example assumes that you invest $100,000 in the Variable Options for the time periods indicated and that your investment has a 5% return each year. The Example reflects the maximum expenses of the underlying Portfolios (as set forth above) as well as the Optional Enhanced Death Benefit Maximum Charge. Although your actual costs may be higher or lower than those shown below, based on these assumptions, your costs would be as follows:
Contract With the Enhanced Death Benefit
	1 year	3 years	5 years	10 years
If you surrender your Contract at the end of the applicable time period:	$3,636	$11,160	$18,887	$39,131
If you annuitize at the end of the applicable time period:	$3,636	$11,160	$18,887	$39,131
If you do not surrender your Contract:	$3,636	$11,160	$18,887	$39,131
1
The charge for the EDB above was determined by multiplying the maximum EDB percentage charge (0.40%) by the entire EDB. The EDB amounts assumed for purposes of this example are equal to the Contract Value at each anniversary. Such hypothetical amounts are for illustrative purposes only. The $30 annual Contract fee is reflected as 0.00% based on the annual Contract fees collected divided by the average assets attributable to the Contracts for the fiscal year ended December 31, 2025.
Please remember that the examples are simply illustrations and do not represent past or future expenses. Your actual expenses may be higher or lower than those shown in the examples. Similarly, your rate of return may be more or less than the 5% assumed in the examples.
Account A (Fee Based) Prospectus

Appendix A - Investment Options Available Under the Contract
Portfolios Available Under the Contract
The following is a list of Portfolios available under the Contract. More information about the Portfolios is available in the prospectuses for the Portfolios, which may be amended from time to time and can be found online at www.nmprospectus.com. You can also request this information at no cost by calling (866) 910-1232 or by sending an email request to vavldocrequest@northwesternmutual.com.
The current expenses and performance information below reflects fees and expenses of the Portfolios, but do not reflect the other fees and expenses that your Contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio’s past performance is not necessarily an indication of future performance.
Investment Objective	Portfolio and Adviser/Sub-adviser (if applicable)		Current Expenses	Average Annual Total Returns (as of 12/31/2025)
				1 Year	5 Year	10 Year
Long-term growth of capital; current income is a secondary objective	Growth Stock Portfolio[2]	Mason Street Advisors, LLC (MSA)/T. Rowe Price Associates, Inc	0.42%[1]	19.40%	11.99%	14.80%
Long-term growth of capital	Focused Appreciation Portfolio[2]	MSA/Loomis, Sayles & Company, L.P.	0.58%[1]	14.91%	14.89%	17.07%
Long-term growth of capital and income	Large Cap Core Stock Portfolio[2]	MSA/Wellington Management Company LLP	0.43%[1]	16.59%	12.70%	13.96%
Long-term growth of capital and income	Large Cap Blend Portfolio[2]	MSA/J.P. Morgan Investment Management, Inc.	0.70%[1]	14.34%	11.77%	11.98%
Investment results that approximate the performance of the Standard & Poor’s 500® Composite Stock Price Index	Index 500 Stock Portfolio[2]	MSA/BlackRock Advisors, LLC	0.19%[1]	17.64%	14.19%	14.58%
Long-term growth of capital; income is a secondary objective	Large Company Value Portfolio[2]	MSA/American Century Investment Management, Inc.	0.74%[1]	14.58%	9.85%	9.48%
Long-term growth of capital and income	Domestic Equity Portfolio[2]	MSA/Putnam Investment Management, LLC	0.50%[1]	14.43%	8.63%	8.87%
Long-term growth of capital and income	Equity Income Portfolio[2]	MSA/T. Rowe Price Associates, Inc	0.57%[1]	14.48%	11.31%	10.64%
Long-term growth of capital	Mid Cap Growth Stock Portfolio[2]	MSA/J.P. Morgan Investment Management, Inc.	0.54%[1]	8.32%	2.51%	7.81%
Investment results that approximate the performance of the Standard & Poor’s MidCap 400® Stock Price Index	Index 400 Stock Portfolio[2]	MSA/Northern Trust Investments, Inc.	0.24%[1]	7.24%	8.85%	10.44%
Long-term growth of capital; current income is a secondary objective	Mid Cap Value Portfolio[2]	MSA/American Century Investment Management, Inc.	0.71%[1]	9.16%	8.96%	9.25%
Long-term growth of capital	Small Cap Growth Stock Portfolio[2]	MSA/Wellington Management Company LLP	0.56%	6.93%	1.29%	8.82%
Investment results that approximate the performance of the Standard & Poor’s SmallCap 600® Index	Index 600 Stock Portfolio[2]	MSA/Northern Trust Investments, Inc.	0.26%	5.78%	6.98%	9.48%
Account A (Fee Based) Prospectus

Investment Objective	Portfolio and Adviser/Sub-adviser (if applicable)		Current Expenses	Average Annual Total Returns (as of 12/31/2025)
				1 Year	5 Year	10 Year
Long-term growth of capital	Small Cap Value Portfolio[2]	MSA/T. Rowe Price Investment Management, Inc.	0.87%[1]	7.41%	6.22%	9.15%
Long-term growth of capital	International Growth Portfolio[2]	MSA/FIAM LLC	0.61%[1]	18.70%	6.11%	9.07%
Capital appreciation	Research International Core Portfolio[2]	MSA/Massachusetts Financial Services Company	0.58%[1]	22.98%	5.89%	7.81%
Long-term growth of capital and income	International Equity Portfolio[2]	MSA/Dodge & Cox	0.68%[1]	38.35%	10.31%	6.65%
Capital appreciation	Emerging Markets Equity Portfolio[2]	MSA/abrdn Investments Limited	0.78%[1]	34.19%	1.26%	6.95%
Maximum current income to the extent consistent with liquidity and stability of capital[3]	Government Money Market Portfolio[2]	MSA/BlackRock Advisors, LLC	0.33%	4.03%	3.03%	1.96%
Provide as high a level of current income as is consistent with prudent investment risk	Short-Term Bond Portfolio[2]	MSA/T. Rowe Price Associates, Inc.	0.40%	5.70%	2.20%	2.40%
Provide as high a level of total return consistent with prudent investment risk; a secondary objective is to seek preservation of shareholders’ capital	Select Bond Portfolio[2]	MSA/Allspring Global Investments, LLC	0.31%[1]	7.45%	-0.19%	2.25%
Maximum total return, consistent with preservation of capital and prudent investment management	Long-Term U.S. Government Bond Portfolio[2]	MSA/Pacific Investment Management Company LLC	2.45%[1]	6.15%	-7.18%	-0.19%
Pursue total return using a strategy that seeks to protect against U.S. inflation	Inflation Managed Portfolio[2] (formerly “Inflation Protection Portfolio”)	MSA/American Century Investment Management, Inc.	0.46%[1]	6.51%	0.92%	2.82%
High current income and capital appreciation	High Yield Bond Portfolio[2]	MSA/Federated Investment Management Company	0.46%	8.49%	4.06%	5.95%
Maximum total return, consistent with prudent investment management	Multi-Sector Bond Portfolio[2]	MSA/Pacific Investment Management Company LLC	0.75%[1]	10.00%	1.66%	4.56%
Realize as high a level of total return as is consistent with conservative investment risk, through income and secondarily through capital appreciation	Active/Passive Conservative Portfolio[2]	MSA	0.54%[1]	N/A	N/A	N/A
Realize as high a level of total return as is consistent with reasonable investment risk through appreciation and income	Active/Passive Balanced Portfolio[2] (formerly “Balanced Portfolio”)	MSA	0.44%[1]	12.19%	4.71%	6.76%
Realize as high a level of total return as is consistent with moderate investment risk through appreciation and secondarily through income	Active/Passive Moderate Portfolio[2](formerly “Asset Allocation Portfolio”)	MSA	0.49%[1]	14.46%	6.36%	8.21%
Account A (Fee Based) Prospectus

Investment Objective	Portfolio and Adviser/Sub-adviser (if applicable)		Current Expenses	Average Annual Total Returns (as of 12/31/2025)
				1 Year	5 Year	10 Year
Realize as high a level of total return as is consistent with aggressive investment risk, primarily through appreciation and some income	Active/Passive Aggressive Portfolio[2]	MSA	0.60%[1]	N/A	N/A	N/A
Long-term growth of capital	Active/Passive Very Aggressive Portfolio[2] (formerly “Active/Passive All Equity Portfolio”)	MSA	0.63%[1]	N/A	N/A	N/A
Growth of capital	American Funds® IS Growth Fund - Class 1A4	Capital Research and Management Company (CRMC)	0.58%	20.24%	13.37%	N/A
Long-term growth of capital	American Funds® IS Global Growth Fund - Class 1A4	CRMC	0.65%[1]	21.63%	8.24%	N/A
Long-term capital appreciation	American Funds® IS New World Fund® - Class 1A4	CRMC	0.82%[1]	28.27%	5.32%	N/A
Provide as high a level of current income as is consistent with the preservation of capital	American Funds® IS The Bond Fund of America® - Class 1A4	CRMC	0.47%[1]	7.24%	-0.14%	N/A
Provide, over the long term, a high level of total return consistent with prudent investment management	American Funds® IS Capital World Bond Fund® - Class 1A4	CRMC	0.73%	9.31%	-2.50%	N/A
Provide a high level of current income; a secondary objective is capital appreciation	American Funds® IS American High-Income Trust® - Class 1A4	CRMC	0.62%[1]	8.19%	5.59%	N/A
Seek to match the performance of the MSCI EAFE Index in U.S. dollars with net dividends as closely as possible before deduction of fund expenses	BlackRock International Index V.I. Fund - Class I5	BlackRock Advisors, LLC	0.27%[1]	31.37%	8.88%	8.18%
Maximize total return, consistent with income generation and prudent investment management	BlackRock Total Return V.I. Fund - Class I5	BlackRock Advisors, LLC/ BlackRock International Limited & BlackRock (Singapore) Limited	0.43%[1]	8.00%	-0.37%	2.18%
Total return	Cantor Fitzgerald Commodity Return Strategy Portfolio – Class 2[6]	O’Connor Alternative Investments, LLC [7]	0.80%[1]	15.68%	10.61%	N/A
Long-term capital appreciation	Columbia VP Small Cap Value Discovery Fund - Class 1[8] (formerly “VP Small Cap Value Fund”)	Columbia Management Investment Advisers, LLC	0.91%[1]	14.99%	12.48%	11.48%
Long-term growth of capital	Fidelity® VIP Mid Cap Portfolio – Initial Class[9]	Fidelity Management & Research Company LLC (FMR)[10]	0.55%	11.75%	10.10%	10.59%
Long-term capital appreciation	Fidelity® VIP ContrafundSM Portfolio – Initial Class[9]	FMR[10]	0.54%	21.52%	15.37%	15.78%
Capital appreciation	Fidelity® VIP Value Strategies Portfolio - Initial Class[9]	FMR[10]	0.59%	7.99%	12.14%	10.82%
Account A (Fee Based) Prospectus

Investment Objective	Portfolio and Adviser/Sub-adviser (if applicable)		Current Expenses	Average Annual Total Returns (as of 12/31/2025)
				1 Year	5 Year	10 Year
Capital appreciation	Fidelity® VIP Health Care Portfolio - Initial Class[9]	FMR[10]	0.59%	14.39%	4.18%	8.75%
Capital appreciation	Fidelity® VIP Technology Portfolio - Initial Class[9]	FMR[10]	0.56%	23.36%	16.83%	23.76%
Seek to provide investment results that correspond to the aggregate price and interest performance of debt securities in the Bloomberg U.S. Aggregate Bond Index	Fidelity® VIP Bond Index Portfolio - Initial Class[9]	FMR [10]	0.14%	6.98%	-0.57%	N/A
Long-term growth of capital	John Hancock Disciplined Value International Trust - Series NAV[11]	John Hancock Variable Trust Advisers LLC/Boston Partners Global Investors, Inc.	0.79%	41.02%	12.70%	8.97%
Long-term capital appreciation and current income	John Hancock Real Estate Securities Trust - Series NAV[11]	John Hancock Variable Trust Advisers LLC/Wellington Management Company LLP	0.76%[1]	0.63%	5.77%	5.91%
High level of current income	John Hancock Strategic Income Opportunities Trust - Series NAV[11]	John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.74%[1]	7.51%	1.61%	3.26%
Long-term growth of capital by investing primarily in securities of companies that meet the Portfolio’s environmental, social and governance criteria	Quality Equity Portfolio[12] (formerly “Sustainable Equity Portfolio”)	Neuberger Berman Investment Advisers LLC	0.87%	13.71%	12.83%	12.94%
Long-term growth of capital	U.S. Strategic Equity Fund[13]	Russell Investment Management LLC (RIM)[14]	0.87%[1]	14.43%	10.66%	12.45%
Long-term growth of capital	U.S. Small Cap Equity Fund[13]	RIM[14]	1.06%[1]	8.34%	7.15%	8.98%
Current income and long- term growth of capital	Global Real Estate Securities Fund[13]	RIM[14]	0.90%	8.59%	2.55%	3.57%
Long-term growth of capital	International Developed Markets Fund[13]	RIM[14]	0.95%[1]	28.64%	8.53%	7.51%
Provide total return	Strategic Bond Fund[13]	RIM[14]	0.65%[1]	7.35%	-1.07%	1.77%
Current income and moderate long-term capital appreciation	LifePoints® Variable Target Portfolio Series Moderate Strategy Fund[13]	RIM[14]	0.83%[1]	12.24%	3.96%	5.05%
Above-average long-term capital appreciation and a moderate level of current income	LifePoints® Variable Target Portfolio Series Balanced Strategy Fund[13]	RIM[14]	0.89%[1]	14.96%	6.39%	6.88%
High long-term capital appreciation; and as a secondary objective, current income	LifePoints® Variable Target Portfolio Series Aggressive Strategy Fund[13]	RIM[14]	0.95%[1]	17.45%	8.56%	8.59%
High long-term capital appreciation	LifePoints® Variable Target Portfolio Series Equity Aggressive Strategy Fund[13]	RIM[14]	0.98%[1]	18.47%	9.53%	9.23%
1
This reflects an expense reimbursement and/or fee waiver arrangement that is in place and reported in the Portfolio’s registration statement. This agreement may be terminated in the future and, therefore, the expense figures shown reflect temporary fee reductions.
2
A series of Northwestern Mutual Series Fund, Inc., for which Mason Street Advisors, LLC (MSA), our wholly-owned company, serves as investment adviser.
Account A (Fee Based) Prospectus

3
Although the Government Money Market Portfolio seeks to preserve its value at $1.00 per share, it is possible to lose money by investing in the Government Money Market Portfolio. An investment in a money market portfolio is neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any government agency. During extended periods of low interest rates, the yield of a money market portfolio may also become extremely low and possibly negative.
4
A series of American Funds Insurance Series®.
5
The BlackRock International Index V.I. Fund and BlackRock Total Return V.I. Fund are series of BlackRock Variable Series Funds, Inc. and BlackRock Variable Series Funds II, Inc., respectively.
6
A series of Cantor Fitzgerald Variable Insurance Trust (formerly “Credit Suisse Trust”).
7
Effective March 31, 2026, O’Connor Alternative Investments, LLC succeeded UBS Asset Management (Americas) LLC as the Portfolio’s investment adviser.
8
A series of Columbia Funds Variable Insurance Trust.
9
The Fidelity® VIP Contrafund® Portfolio is a series of Variable Insurance Products Fund II. The Fidelity® VIP Mid Cap Portfolio and Fidelity® VIP Value Strategies Portfolio are each a series of Variable Insurance Products Fund III. The Fidelity® VIP Health Care Portfolio and Fidelity® VIP Technology Portfolio are each a series of Variable Insurance Products Fund IV. The Fidelity® VIP Bond Index Portfolio is a series of Variable Insurance Products Fund V.
10
The following affiliates of Fidelity Management & Research Company also assist with foreign investments for each Portfolio: Fidelity Management & Research (U.K.) Inc., Fidelity Management & Research (Hong Kong) Limited, and Fidelity Management & Research (Japan) Inc.
11
A series of John Hancock Variable Insurance Trust.
12
A series of Neuberger Berman Advisers Management Trust.
13
A series of Russell Investment Funds.
14
Assets of each Portfolio are invested by one or more investment management organizations researched and recommended by Russell Investment Management LLC, the investment adviser for the Russell Investment Funds.
Fixed Account Investment Options Available Under the Contract
The following is a list of Fixed Options currently available under the Contract. We may change the features of the Fixed Options listed below, offer new Fixed Options, and terminate existing Fixed Options. We will provide you with notice before doing so. See “The Investment Options - Fixed Option(s)” above for more information.
Name	Term	Minimum Guaranteed Interest Rate
Guaranteed Interest Fund	1 Year	0.50%
Account A (Fee Based) Prospectus

Additional Information
More information about the Contract and Separate Account is included in a Statement of Additional Information (“SAI”), which is dated the same day as this Summary Prospectus and the Prospectus, and is available free of charge from The Northwestern Mutual Life Insurance Company. To request a free copy of the Separate Account’s SAI, or current annual report, send a written request to Northwestern Mutual, Risk Products Department, Room T10, 720 East Wisconsin Avenue, Milwaukee, WI 53202 or call us at (866) 910-1232. Under certain circumstances you or your Financial Representative may be able to obtain these documents online at www.nmprospectus.com. Reports and other information about the Separate Account are available on the SEC’s Internet site at www.sec.gov, or they may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.
This Summary Prospectus incorporates by reference the Prospectus for the Contract and the SAI, both dated May 1, 2026, as amended or supplemented.

Edgar Contract Identifier C000034305
Account A (Fee Based) Prospectus